UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2019

PB Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37676	47-5150586
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

40 Main Street, Putnam, Connecticut	06260
(Address of Principal Executive Offices)	(Zip Code)

(860) 928-6501

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PBBI	The NASDAQ Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On October 22, 2019, Centreville Bank, a Rhode-Island mutual savings bank, PB Bancorp, Inc., a Maryland corporation (“PB Bancorp”), and Putnam Bank, a Connecticut-chartered stock savings bank and the wholly owned subsidiary of PB Bancorp, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Centreville Bank will acquire PB Bancorp and Putnam Bank.

Under the terms of the Merger Agreement, Centreville Bank will acquire all of PB Bancorp’s outstanding common stock at a price of $15.25 per share in cash. In addition, each outstanding option to acquire shares of PB Bancorp common stock will be canceled in exchange for a cash payment equal to the difference between $15.25 and the exercise price of the option. The aggregate value of the transaction is expected to be approximately $115.5 million.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Centreville Bank will form a subsidiary solely to effect the merger (the “Merger Sub”). The Merger Sub will merge with and into PB Bancorp, with PB Bancorp as the surviving entity. Immediately following that merger, Putnam Bank will transfer its assets to Centreville Bank and Centreville Bank will assume all of Putnam Bank’s liabilities (the “Bank Combination”). Following the Bank Combination, Putnam Bank and PB Bancorp each will be dissolved and cease to exist.

The Merger Agreement contains customary representations and warranties from PB Bancorp, Putnam Bank and Centreville Bank, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of PB Bancorp and Putnam Bank’s business during the interim period between the execution of the Merger Agreement and the closing of the merger, (2) PB Bancorp’s obligations to facilitate its stockholders’ consideration of, and voting upon, the Merger Agreement and the merger, (3) the recommendation by the board of directors of PB Bancorp in favor of approval of the Merger Agreement and the merger by its stockholders, and (4) PB Bancorp’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the merger is subject to certain conditions, including, among others, approval of the merger by PB Bancorp’s stockholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Merger Agreement, and the absence of any injunctions or other legal restraints.

The Merger Agreement provides certain termination rights for both Centreville Bank and PB Bancorp, and further provides that upon termination of the Merger Agreement under certain circumstances, PB Bancorp will be obligated to pay Centreville Bank a termination fee of $4.44 million.

Under the Merger Agreement, one current director of PB Bancorp will be appointed to the board of directors of Centreville Bank effective as of the closing of the bank merger.

In connection with the execution of the Merger Agreement, all of the directors and executive officers of PB Bancorp entered into voting agreements with Centreville Bank pursuant to which such individuals, in their capacities as stockholders, have agreed, among other things, to vote their respective shares of PB Bancorp common stock in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The form of voting agreement is filed as Exhibit 10.1 and is incorporated herein by reference.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the merger, unless otherwise specified therein, and (2) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in any public disclosure. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with other factual information regarding PB Bancorp, Putnam Bank or Centreville Bank, their respective affiliates or their respective businesses.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Certain factors that could cause actual results to differ materially from expected results include and the other factors detailed from time to time in PB Bancorp’s reports filed with the Securities and Exchange Commission, including the following: delays in completing the merger, including delays in obtaining regulatory or stockholder approval; difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame; difficulties in integrating Putnam Bank and Centreville Bank; the reaction of the companies’ customers, employees and counterparties to the transaction; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; legislative and regulatory changes that adversely affect the businesses in which PB Bancorp, Putnam Bank and Centreville Bank are engaged; changes in the securities markets and other risks and uncertainties. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. PB Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Additional Information

In connection with the proposed merger, PB Bancorp will provide its stockholders with a proxy statement and other relevant documents concerning the proposed transaction. Stockholders of PB Bancorp are urged to read the proxy statement and other relevant documents and any amendments or supplements to those documents, because they will contain important information that should be considered before making any decision regarding the transaction. Stockholders of PB Bancorp will be able to obtain a copy of the proxy statement, and any other relevant documents, without charge, when they become available, at the Securities and Exchange Commission website (www.sec.gov), on the PB Bancorp website (www.putnambank.com) under the tab “About – Investor Relations,” or by directing a request to:

Thomas A. Borner

President and Chief Executive Officer

PB Bancorp, Inc.

40 Main Street

Putnam, CT 06260

The information available through PB Bancorp’s website is not and shall not be deemed part of this Current Report on Form 8-K or incorporated by reference into other filings that PB Bancorp makes with the Securities and Exchange Commission.

PB Bancorp and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of PB Bancorp in connection with the proposed transaction. Information about the directors and executive officers of PB Bancorp is set forth in PB Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 26, 2019, and in the proxy statement for PB Bancorp’s 2018 annual meeting of stockholders, as filed with the Securities and Exchange Commission on October 1, 2018. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger among Centreville Bank, PB Bancorp, Inc. and Putnam Bank dated as of October 22, 2019

10.1	Form of Voting Agreement

* PB Bancorp has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. PB Bancorp will furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PB Bancorp, Inc.

Dated: October 23, 2019	By:	/s/ Thomas A. Borner
Thomas A. Borner
President and Chief Executive Officer

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